EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

Q2 2007 FINANCIAL RESULTS

REDWOOD CITY, Calif., August 13, 2007 – Ampex Corporation (Nasdaq:AMPX) today reported a net loss of $0.8 million ($0.20 loss per basic and diluted share) on revenues of $8.2 million in the second quarter of 2007 compared to a net loss of $3.2 million ($0.83 loss per basic and diluted share) on revenues of $7.8 million in the second quarter of 2006.

Key factors affecting the Company’s quarterly financial results are as follows:

•	Licensing revenue from running royalties recognized on shipments by our licensees totaled $2.5 million in the quarter ended June, 2007 compared to $1.6 million in the quarter ended June 30, 2006.

•

Litigation costs incurred in connection with the Kodak lawsuit declined significantly, as expected, to $0.1 million ($0.02 per diluted share) in the second quarter of 2007 from $2.1 million ($0.55 per diluted share) in the comparable period of 2006. As previously announced, we have appealed the Kodak decision and have been advised that oral arguments could occur later in 2007 and a final decision should be expected early next year. If we receive a favorable decision, we would intend to finance the cost of a new trial with one or more investment firms who would share in awards, if any, ultimately received by us in exchange for financing such litigation.

•

The Recorders segment earned operating income of $0.4 million ($0.11 per diluted share) in the second quarter of 2007 compared to $0.9 million ($0.24 per diluted share) in the comparable period in 2006. Total Recorders segment product and service revenues decreased to $5.7 million in the second quarter of 2007 from $6.3 million in the second quarter of 2006, primarily due to decreased sales of our legacy tape-based products. Sales of our solid state and disk-based instrumentation recorders increased to $2.5 million in the second quarter of 2007 compared to $1.7 million in the comparable period in 2006. Backlog of orders totaled $4.7 million at June 30, 2007. Significant orders that contain cancellation provisions or other restrictions are excluded from backlog.

As a result of the foregoing, operating income (loss) for the Company’s business segments and unallocated corporate expenses were as follows:

	For the three months ended June 30,
	2007	2006
	(in millions)
Licensing segment	$1.8	$(0.9)
Recorders segment	0.4	0.9
Unallocated corporate	(2.0)	(2.2)

Operating income (loss)	$0.2	$(2.2)

In recent years we have been investigating possible additional infringement of our patents by manufacturers of various digital imaging consumer products. While we believe our patents are being used or may be used in the future we have been unable to obtain new license agreements with these companies and have no near term expectations that this situation will change. The licensing environment in which we operate is undergoing changes. Accordingly, we are evaluating alternative approaches to intellectual property monetization, including new arrangements with third parties. At this time, we are not able to predict whether this new approach will be any more successful in growing our licensing business.

In May 2007, we entered into an agreement with M-CAM, Inc. (“M-CAM”), a patent research and evaluation firm, to identify possible additional licensing strategies to further monetize our intellectual property. Initially, we are to identify up to two initiatives to enable M-CAM to demonstrate its effectiveness in assisting in the establishment of new licensing agreements on our behalf, which is underway. Furthermore, we are in discussions with M-CAM to better understand the resources required to pursue more broadly their “non-litigation” approach to patent monetization as well as how such resources could be made available to us.

In July 2007, we received a proposal from ValueVest Management Inc., an investment firm that currently owns 13.7% of the Company’s common stock. They proposed that a Special Purpose Vehicle (“SPV”) be formed and financed by them in order to provide the financial support to pursue the licensing strategies identified by M-CAM. Under this proposal, Ampex would transfer ownership of certain of its patents and other intangible assets to this entity, receive some cash at formation and a percentage of the net cash proceeds that the SPV would generate in the future. This proposal will require further in-depth discussions, appraisal and other approvals before any definitive agreement could be entered into.

We are obligated to make significant debt service payments over the next several years. A significant amount of our debt results from borrowings from Hillside Capital Incorporated (“Hillside”), a former affiliate. As previously announced, on July 13, 2007, Ampex received a notice from Hillside alleging that Ampex breached the Hillside –Ampex/Sherborne Agreement dated December 1, 1994 (the “Hillside Agreement”). Ampex does not agree that any breach has occurred, or that there is any basis for declaring a default under the Hillside Agreement. Ampex has notified Hillside of its position, and intends to vigorously defend its position, if ultimately required to do so.

To date, Hillside has made scheduled contributions under our pension plans, and has not notified us of any acceleration of the Hillside Notes. Over the last several months, we have engaged in discussions with Hillside regarding a possible restructuring of our indebtedness, and are currently attempting to engage in further negotiations. To date we have not been able to reach a mutually satisfactory agreement and have no assurance that Hillside will be willing to engage in further negotiations regarding a possible restructuring of our indebtedness.

As previously announced, the Company will host a conference call on Monday, August 13, 2007 at 4:30 p.m. eastern time to discuss its second quarter 2007 financial results. To access the call, please call Genesys Conferencing at (866) 282-2717 by 4:20 p.m. and identify the call as Conference ID 1124831 to enter the call. Parties interested in asking questions of management are requested to give the moderator their name and telephone contact information.

A replay of the conference call will be available on the Ampex website www.ampex.com, Investor Relations, “Second Quarter 2007 Earnings Call”, for approximately one week shortly after the call has been concluded.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release may contain information about our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to: the effects of having recently and in the past experienced losses and the risk that we may incur losses in the future; our limited liquidity and significant indebtedness and interest expense; our reliance on a former affiliate to make contributions to our pension plans, which are substantially underfunded, and the risk of any potential acceleration of our outstanding indebtedness arising from this affiliate’s recent allegation of breach by us; the need to refinance or renegotiate our outstanding indebtedness or raise additional debt or equity capital in order to meet our obligations, and the risk that we may not be able to do so; our sales and royalty revenues declining in future periods, and the risk that we will not conclude additional royalty-bearing license agreements covering our digital technologies; the risk that our efforts to further commercialize our intellectual property portfolio will not be successful; delays that might be experienced in the receipt of anticipated royalties from license agreements presently in effect; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding our patents not be valid or not to have been infringed; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in our 2006 Annual Report on Form 10-K filed with the SEC and our Quarterly Report on Form 10-Q for the first fiscal quarter ended March 31, 2007 which have been filed with the SEC and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, which is expected to be filed with the SEC shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and we disclaim any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share date)

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$11,279	$11,719
Accounts receivable (net of allowances of $105 in 2007 and $125 in 2006)	3,528	5,235
Inventories	6,149	6,366
Royalties receivable	88	270
Cash collateral on letter of credit	1,522	1,522
Other current assets	598	510

Total current assets	23,164	25,622

Property, plant and equipment	711	923
Other assets	255	372

Total assets	$24,130	$26,917

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$2,362	$1,704
Accounts payable	932	3,315
Net liabilities of discontinued operations	1,082	1,249
Accrued restructuring costs	586	594
Pension and other retirement plans	890	888
Other accrued liabilities	5,572	8,625

Total current liabilities	11,424	16,375
Long-term debt	40,218	34,227
Pension and other retirement plans	71,138	78,035
Other liabilities	802	842
Accrued restructuring costs	145	436
Net liabilities of discontinued operations	1,268	1,405

Total liabilities	124,995	131,320

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares
Issued and outstanding - none	—	—
Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares
Issued and outstanding - none	—	—
Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares
Issued and outstanding - none	—	—
Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares
Issued and outstanding - none	—	—
Common stock, $0.01 par value:
Class A:
Authorized: 175,000,000 shares in 2007 and in 2006
Issued and outstanding - 3,924,506 shares in 2007; 3,820,473 in 2006	39	38
Class C:
Authorized: 50,000,000 shares
Issued and outstanding - none	—	—
Other additional capital	455,503	455,237
Accumulated deficit	(458,037)	(459,751)
Accumulated other comprehensive loss	(98,370)	(99,927)

Total stockholders’ deficit	(100,865)	(104,403)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$24,130	$26,917

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share date)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Licensing revenue	$2,520	$1,555	$7,213	$4,145
Product revenue	3,917	4,265	9,799	7,687
Service revenue	1,768	2,012	3,590	4,109

Total revenue	8,205	7,832	20,602	15,941

Intellectual property costs	715	2,474	1,506	6,547
Cost of product revenue	1,918	2,109	4,828	3,931
Cost of service revenue	514	589	1,030	1,185
Research, development and engineering	1,215	1,123	2,355	2,215
Selling and administrative	3,624	3,694	7,309	6,117

Total costs and operating expenses	7,986	9,989	17,028	19,995

Operating income (loss)	219	(2,157)	3,574	(4,054)
Media pension costs	68	186	114	371
Interest expense	1,005	689	1,931	1,314
Amortization of debt financing costs	1	1	2	2
Interest income	(102)	(78)	(207)	(177)
Other (income) expense, net	(3)	7	5	(765)

Income (loss) from continuing operations before income taxes	(750)	(2,962)	1,729	(4,799)

Provision for income taxes	9	7	15	30

Income (loss) from continuing operations	(759)	(2,969)	1,714	(4,829)

Loss from discontinued operations (net of taxes of nil in 2006)	—	(195)	—	(195)

Net income (loss)	(759)	(3,164)	1,714	(5,024)
Other comprehensive income (loss), net of tax:
Minimum pension adjustment	782	983	1,564	1,965
Foreign currency translation adjustments	(34)	49	(7)	47

Comprehensive income (loss)	$(11)	$(2,132)	$3,271	$(3,012)

Basic income (loss) per share from continuing operations	$(0.20)	$(0.78)	$0.44	$(1.27)

Basic loss per share from discontinued operations	$0.00	$(0.05)	$0.00	$(0.05)

Basic income (loss) per share	$(0.20)	$(0.83)	$0.44	$(1.32)

Weighted average number of basic common shares outstanding	3,888,406	3,823,855	3,862,280	3,815,387

Diluted income (loss) per share from continuing operations	$(0.20)	$(0.78)	$0.44	$(1.27)

Diluted loss per share from discontinued operations	$0.00	$(0.05)	$0.00	$(0.05)

Diluted income (loss) per share	$(0.20)	$(0.83)	$0.44	$(1.32)

Weighted average number of diluted common shares outstanding	3,888,406	3,823,855	3,868,197	3,815,387